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                               FARMOUT AGREEMENT


         This Farmout Agreement (the "Agreement") dated effective October 25, 1999 (the "Effective Date"), is made by and between FLEXTREND DEVELOPMENT COMPANY, L.L.C. ("Farmor") and EL PASO PRODUCTION GOM INC. f/k/a Sonat Exploration GOM Inc. ("Farmee").

         WHEREAS, Farmee desires to acquire from Farmor a farmout covering all of Farmor's interest in Ewing Bank 958 (OCS-G 6921); Ewing Bank 959 (OCS-G
6922); and Ewing Bank 1003 (OCS-G 13091); and all of the East Half (E/2) of Ewing Bank 1002 (OCS-G 13996B), Offshore Louisiana, Outer Continental Shelf, as more specifically described in Article I, hereinbelow, the foregoing being herein referred to as the "Farmout Acreage";

         WHEREAS, the Farmout Acreage includes that certain Ewing Bank Block 1003 Federal Unit, Agreement No. 754398001 (the "Unit"); and

         WHEREAS, Farmor and Farmee desire to define their respective rights, interests and obligations with respect to the conduct of exploration, development and producing operations on the Farmout Acreage;

         NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Farmor does hereby farmout to Farmee the Farmout Acreage, subject to the terms, provisions and conditions set forth herein (including, but not limited to, the Earning Requirements set forth in Section 3.1) and the Additional Covenants, Agreements, Terms and Conditions as set forth in EXHIBIT "A", attached hereto, without any warranty or representation, except for a limited warranty of title, by, through, and under Farmor, but not otherwise. Upon Farmee's fulfillment of the Earning Requirements, Farmor shall execute and furnish Farmee with a recordable assignment all of Farmor's interest (the "Assignment") in the Farmout Acreage, effective as of the date that Farmee has satisfied such Earning Requirements and containing the aforementioned limited warranty of title.

                                   ARTICLE I

         1.1 The Farmout Acreage. The Farmout Acreage is described as the acreage and depths covered as of the Effective Date by the following described Oil and Gas Leases:

         Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act, dated effective July 1, 1984, from the United States of America, as Lessor, to Sohio Petroleum Company and Kerr-McGee Corporation, as Lessees, designated with Serial No. OCS-G 6921, covering all of Block 958, Ewing Bank, OCS Official Protraction Diagram NH 15-12, containing approximately 5,760 acres.

         Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act, dated effective July 1, 1984, from the United States of America, as Lessor, to Sohio Petroleum Company, et al., as Lessees, designated with Serial No. OCS-G 6922, covering all of Block 959, Ewing Bank, OCS Official Protraction Diagram NH 15-12, containing approximately 5,760 acres.

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         Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf
         Lands Act, dated effective May 1, 1993, from the United States of America, as Lessor, to EP Operating Limited Partnership, et al., as Lessees, designated with Serial No. OCS-G 13996B, covering all of the East Half of Block 1002, Ewing Bank, OCS Official Protraction Diagram NH 15-12, containing approximately 2,880 acres, as limited in depth from the surface down to 40,000' TVD.

         Oil and Gas Lease of Submerged Lands under the Outer Continental Shelf Lands Act, dated effective May 1, 1991, from the United States of America, as Lessor, to Tatham Offshore, Inc., as Lessee, designated with Serial No. OCS-G 13091, covering all of Block 1003, Ewing Bank, OCS Official Protraction Diagram NH 15-12, containing approximately 5,760 acres.

The foregoing Oil and Gas Leases are referred to individually as a "Lease" and collectively as the "Leases".

         1.2 The Unit. The Unit is described as the acreage and depths covered as of the Effective Date by the following described federal unit agreement:

         That certain federal unit designated as the Ewing Bank Block 1003 Federal Unit, Agreement No. 754398001 covering the following described acreage: the South Half of Ewing Bank Block 958; the South Half of Ewing Bank Block 959; the East Half of Ewing Bank Block 1002; and all of Ewing Bank Block 1003.

         1.3 Representations and Warranties. Farmor represents and warrants that it owns one hundred percent (100%) of the record title interest in the Farmout Acreage, with the exception of the East Half (E/2) of Ewing Bank 1002, in which Farmor represents and warrants that it owns (or has the right to own) one hundred percent (100%) of the operating rights interest from the surface down to and including 40,000 feet TVD. As to any interest in the Farmout Acreage that Farmor, has the right to own, but does not presently own according to the records of the United States Department of the Interior-Minerals Management Service ("MMS"), Farmor will secure and file with the MMS appropriate assignments into Farmor, within thirty (30) days of the date of complete execution of that certain Letter Agreement dated September 28, 1999, made by and between Farmor and Farmee (the "Letter Agreement").

         1.4 It is agreed and understood that Farmor's interest in the Farmout Acreage may be subject to, and burdened by, certain overriding royalty interests, net profits interests or other burdens, other than lessor's royalty, that predate the Letter Agreement (the "Prior Burdens").

         1.5 Incorporation of Letter Agreement Terms. The terms of the Letter Agreement are incorporated herein by reference; provided, however, that should a provision of this Agreement conflict with a provision in the Letter Agreement, this Agreement shall prevail.

         1.6 Binding Obligations. Except as otherwise specified in this Agreement, the rights and obligations of the parties hereto are absolute and unconditional; specifically, the parties

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hereto acknowledge and confirm that the conditions set forth in Paragraph 20 of the Letter Agreement have been fully satisfied. In connection therewith, Farmee has (i) conducted due diligence with respect to Farmor's ownership of and title to the Farmout Acreage and is fully satisfied with the results thereof and (ii) reviewed the existing contracts, agreements, government orders and/or restrictions affecting the Farmout Acreage and agreed to be bound thereby.

                                   ARTICLE II

         2.1 Test Well. On or before November 30, 1999, and subject to receipt of all necessary regulatory approvals (which Farmee agrees to pursue with reasonable commercial diligence), Farmee, at its sole cost, risk and expense, shall commence, or cause the commencement of, operations for the drilling of a test well ("Test Well") at a location of Farmee's choice on the Unit and thereafter diligently drill such well to a depth (the "Objective Depth") equal to the statigraphic equivalent of the PB-1 Sand as seen at a depth of -10,225' TVD Subsea in the Ewing Bank 1003 #1 Well, or a depth of -10,030' TVD Subsea, whichever is lesser. The Objective Depth shall be a minimum depth, and Farmee shall have the right, but not the obligation, to drill the Test Well to deeper depths. In order to expedite the commencement of the Test Well, Farmor has or shall immediately make available for Farmee's use, Farmor's shallow hazard survey(s) over the Farmout Acreage, as well as any permitting information pertaining to the Farmout Acreage. In addition, Farmor shall allow Farmee access to its personnel to discuss the Farmout Acreage and any and all well data or information pertaining to the Farmout Acreage. In the event that a condition which qualifies as Force Majeure under Section 5.13, below, prevents Farmee from commencing the drilling of the Test Well on or before November 30, 1999, then Farmee shall apply for and diligently pursue a further extension of the existing Suspension of Production ("SOP") from the MMS so as to permit the drilling of the Test Well at a later date. In the event Farmee does not commence the drilling of the Test Well on or before November 30, 1999, for any reason other than (i) the inability to obtain all necessary permits and regulatory approvals (which Farmee shall have diligently pursued) or (ii) a condition that qualifies as Force Majeure under Section 5.13, below, Farmee shall be deemed to be in breach of its obligations hereunder, unless Farmee has applied for and been granted a further extension of the SOP from the MMS and drills, or causes to be drilled, the Test Well in accordance with such extension.

         2.2 Substitute Well. If during the drilling of the Test Well, Farmee encounters mechanical difficulties, heaving shale, rock salt, excessive saltwater flow, practicably impenetrable formations or other conditions in the hole that would cause a reasonably prudent operator under the same or similar circumstances to discontinue drilling and to plug and abandon such well, Farmee shall have the right, but not the obligation, to commence actual drilling operations on another well, or sidetracking operation on such well or actual drilling operations on another well (hereinafter referred to as the "Substitute Well") at a location of its choice on the Unit and to a minimum depth equal to the Objective Depth within ninety (90) days after the date of rig release for the last operation on the Test Well. If such Substitute Well is timely and properly commenced and drilled to Objective Depth in compliance with all terms and conditions provided herein for the Test Well, then such Substitute Well shall in all respects be considered as if it was the Test Well and any reference in this Agreement to the Test Well shall also include any such Substitute Well. Farmee shall have a continuing option to drill additional Substitute


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Wells on the Farmout Acreage, provided that no more than ninety (90) days elapse between the date the rig was released from the last operation on such Substitute Well and the date of commencement of drilling operations for the next successive Substitute Well drilled therefor.

         2.3 Well Take-Over. If, prior to earning an Assignment in and to the Farmout Acreage as hereinafter provided, Farmee elects to: (i) plug and abandon the Test Well drilled hereunder; and (ii) not drill a Substitute Well therefor then Farmee shall give written notice thereof and a copy of such well's final electric log and a copy of the results of any production tests conducted thereon to Farmor. Within forty-eight (48) hours after Farmor's receipt of such notice, log and results, Farmor shall give notice if it elects to take over such well, and succeed to Farmee's interest therein and conduct such further operations as Farmor may wish to conduct within such Farmout Acreage. Farmor shall thereupon, at its sole cost, risk and expense, take immediate possession of such well and of materials, equipment, and facilities owned or controlled by Farmee located at the well site and which may be useful in connection with further operations on such well. To the extent that Farmor uses any such materials and equipment in its testing, deepening, sidetracking, evaluating or completion operations in connection with such Test Well, Farmor will reimburse Farmee as follows:

         (a) The reasonable net salvage value of pipe and any other materials in the well that could have been recovered by Farmee, if Farmor had not taken over such well.

         (b) A reasonable charge for the use of Farmee's drill pipe, machinery and equipment, to compensate Farmee for the normal wear and tear resulting from Farmor's use thereof.

         (c) A reasonable compensation for any of Farmee's materials located at the well site, which will have no salvage value after being used by Farmor.

Upon taking over the well, Farmor shall proceed to conduct all subsequent operations in and on such well and, as of the date of such notice of takeover, shall (i) own one hundred percent (100%) of the working interest in such well; and (ii) be responsible for and bear the entire risk and expense of further operations in connection with such well, including, but not limited to, the cost of completion or abandonment of such well and its associated facilities and equipment. If Farmor completes such well as a producer, Farmee shall assign to Farmor, and Farmor will own exclusively, subject to the applicable terms and provisions of this Agreement, all of Farmee's right, title and interest in and to the well, wellbore, all associated facilities and equipment and all production therefrom, regardless of the depth of the well, and Farmee shall, upon request from Farmor, furnish Farmor with such documents in recordable form as may be required to perfect title to such well, wellbore, and all associated facilites and equipment and production therefrom, regardless of the depth of the well. Nothwithstanding the foregoing, in the event that Farmor completes such well as a producer, Farmee shall relinquish to Farmor all of Farmee's right, title and interest in and to the Farmout Acreage. The provisions of this Section
2.3 shall not apply to operations proposed by Farmee to plug back and/or sidetrack a well drilled pursuant to this Agreement. If Farmor does not complete the well as a producer, then Farmee shall have the renewed right to drill a Substitute Well (in accordance with the terms of this Agreement) in an attempt to earn an Assignment in and to the Farmout Acreage pursuant to Article III.

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         2.4 Farmout Operations. Farmout Operations (as defined in EXHIBIT "A")
shall be commenced and prosecuted with reasonable diligence and in a workmanlike manner at Farmee's sole risk, cost and expense. Farmee shall conduct all operations hereunder as would a reasonably prudent operator in accordance with industry standards and all applicable laws and regulations of governmental authorities having jurisdiction thereof. All wells drilled hereunder shall conform to the appropriate API standards. As long as this Agreement remains in effect, Farmee shall, at its sole expense, provide and maintain in force the insurance coverage referenced in Section 5.14 of this Agreement as to Farmout Operations. Farmor, with Farmee's permission, which permission shall not be unreasonably withheld, shall be furnished access to the premises and permanent rights of ingress and egress over same. Said access shall be at Farmor's sole risk, liability and expense, and Farmor will be required to comply with Farmee's safety and environmental policies during such occurrences. As concerns Farmout Operations, Farmor shall be given all information obtained as set forth in EXHIBIT "B", attached hereto.

         2.5 Additional Operations. Within sixty (60) days following the date of rig release from the Test Well, Farmee shall evaluate the results of the Test Well (and those of the three (3) existing well bores located on the Farmout Acreage) and, based upon such results, Farmee shall elect one of the following options with regard to future operations on the Farmout Acreage:

         (a) Farmee shall proceed with development of the Farmout Acreage pursuant to the terms provided for herein; or

         (b) Farmee shall turn over to Farmor the Test Well and all rights to the Farmout Acreage as provided in Section 2.3, or, in the event Farmor elects not to take over such well and rights as provided in Section 2.3, Farmee shall plug and abandon the Test Well, in which case, this Agreement and the Letter Agreement shall terminate. In such event, Farmee shall have no further obligations to Farmor with regard to the Test Well and Farmout Acreage.

In the event that Farmee elects to proceed with the development of the Farmout Acreage pursuant to the terms provided for herein, any and all cost, risk and expense associated with such operations shall be solely for Farmee's account, unless and until the effective time of Farmor's conversion of its Reserved ORRI (as hereinbelow defined) to a working interest as provided for in Section 3.3, below.

                                  ARTICLE III

         3.1 Rights Earned. If (i) the Test Well is timely and properly commenced and drilled and complies in all material respects with the terms and conditions of this Agreement (including, without limitation, the evaluation of the three (3) existing well bores located on the Farmout Acreage in accordance with Section 2.5 and an election by Farmee to proceed with development of the Farmout Acreage pursuant to Section 2.5(a)); (ii) such well meets criteria that determine that it is a well capable of producing hydrocarbons in "paying quantities" pursuant to the provisions of 30 CFR Section 250.111 (which determination by the MMS Farmee agrees to diligently pursue) or if not meeting these qualifications, Farmee commits to complete the well for


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production; and (iii) Farmee has supplied to Farmor evidence of same and a request for an Assignment in and to the Farmout Acreage as provided below; Farmee shall earn for the drilling of such well (hereinafter referred to as an "Earning Well") an Assignment in and to the Farmout Acreage as set forth in this
Article III. The requirements set forth in this Section 3.1 are herein referred to as the "Earning Requirements".

         3.2 Assignment of Interest. In the event that Farmee satisfies all of the Earning Requirements set forth in Section 3.1, Farmee shall, within thirty
(30) days of Farmee's written request, receive (and Farmor and Farmee shall thereafter execute, acknowledge, deliver between them and record) a mutually acceptable Assignment, with warranty of title by, through and under Farmor, but not otherwise, of one hundred percent (100%) of Farmor's record title interest in and to Ewing Bank 958 (OCS-G 6921); Ewing Bank 959 (OCS-G 6922); and Ewing Bank 1003 (OCS-G 13091) and one hundred percent (100%) of Farmor's operating rights interest in and to East Half (E/2) of Ewing Bank 1002 (OCS-G 13996B) from the surface down to and including 40,000 feet TVD (collectively, the "Assigned Interests"). The Assigned Interests shall be burdened by the lessor's royalty, the Prior Burdens (as herein defined) and the interests retained herein by Farmor (as described in Section 3.3), but shall be free and clear of any liens, claims, or other burdens encumbering Farmor's interest in the Farmout Acreage, including, but not limited to, any other overriding royalty interests, net profits interests, production payments and, except as provided in this Agreement and/or the Letter Agreement, any commitments for any one or more of the transportation, processing or marketing of production therefrom or attributable thereto. Such Assignment shall be effective as of the date that Farmee has satisfied the Earning Requirements for same. Upon earning the Assignment, Farmee shall proceed in a diligent and workmanlike manner to complete all commercial existing wells on the Farmout Acreage, and shall thereafter proceed pursuant to the term of the SOP.

         3.3 Interests Retained by Farmor. In such Assignment to Farmee, Farmor shall reserve an overriding royalty interest equal to ten percent (10.000000%) of 8/8(ths) of all oil, gas and other liquid or gaseous hydrocarbons produced and saved and marketed from the Farmout Acreage ("Reserved ORRI"), with the option at Project Payout to either (x) retain the Reserved ORRI; or (y) convert said Reserved ORRI to an undivided working interest equal to thirty percent (30%) of the working interest conveyed in the Assignment, subject to the provisions of a mutually acceptable Offshore Operating Agreement entered into by the parties hereto pursuant to Section 3.7. Should Farmor elect to convert its Reserved ORRI to a working interest as provided herein, Farmee shall, upon request from Farmor, proportionately reassign to Farmor its respective share of all of its right, title and interest in and to the Farmout Acreage resulting from such election. The assignment and/or any additional assignment(s) between the parties contemplated herein will be in a form acceptable to the MMS.

         3.4 Prior Burdens. Notwithstanding anything contained herein or in the Letter Agreement to the contrary, regardless of whether the interest retained by Farmor is the Reserved ORRI or a working interest, Farmor shall be responsible for payment of and shall bear one hundred percent (100%) the Prior Burdens and shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Farmee for the non-payment or improper payment of such Prior Burdens. Should the Prior Burdens exceed the Reserved ORRI provided for herein, Farmor shall bear such excess burdens, and hold Farmee harmless from same. Notwithstanding anything herein or in the


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Letter Agreement to the contrary, during such time as the interest retained herein by Farmor is the Reserved ORRI, any lessor's royalty due under the Leases shall be for the sole account of Farmee. Should Farmor elect to convert its Reserved ORRI to a working interest (as provided in Section 3.3), then upon the effective date of such conversion, Farmor shall be responsible for its working interest share of lessor's royalty.

         3.5 Determination of Project Payout. As used herein, "Project Payout" shall be defined as that point in time when Farmee has recouped from the value of production from all wells located on the Farmout Acreage (after deducting lessor's royalty, operating expenses, overhead, Farmor's Reserved ORRI provided for herein, as well, as any additional burdens on production, and taxes on production, including windfall profits tax, if any), the costs of drilling, deepening, sidetracking, plugging back, coring, testing, logging, completing and equipping for production all wells located on the Farmout Acreage (but excluding all costs expended prior to the effective date of the Letter Agreement), including, without limitation, all costs associated with any and all platforms, wellhead facilities, storage tanks, separators, flow lines, salt water disposal equipment, production facilities, whether located on the Farmout Acreage, or outside the Farmout Acreage, pipelines, plugging and abandoning costs, surface restoration costs and all other capital costs in connection with drilling, production, or other operations on the Farmout Acreage.

         3.6 Proportionate Reduction. In the event that Farmor owns less than one hundred percent (100%) of the right, title and interest in the Farmout Acreage, Farmor's interests retained herein shall be proportionately reduced.

         3.7 Deepwater Offshore Operating Agreement. If Farmee earns an interest in the Farmout Acreage and Farmor elects at Project Payout to convert its Reserved ORRI to a working interest pursuant to Section 3.3, then Farmee and Farmor shall enter into a mutually agreeable AAPL Deepwater Offshore Operating Agreement ("Offshore Operating Agreement") to govern operations on the Farmout Acreage, which Offshore Operating Agreement shall name Farmee as Operator. If there is any conflict between the provision of this Agreement and the provisions of such Offshore Operating Agreement, the provisions of this Agreement shall prevail.

         3.8 Production Statements. Farmee shall deliver to Farmor an itemized statement of all costs incurred on the Farmout Acreage within sixty (60) days after completion of the Earning Well and quarterly statements thereafter of all costs, income and the monthly/cumulative production obtained from and/or attributable to Farmout Acreage.


         3.9 Third Party Participation. Notwithstanding anything contained in this Agreement or the Letter Agreement to the contrary, the parties hereto agree that, through October 25, 1999, Farmor shall have the exclusive right to solicit third-party participation in the Farmout Acreage in an effort to seek a bona-fide offer of terms and conditions from a third party that Farmor (in its sole discretion) deems more favorable than those set forth herein. In connection therewith, notwithstanding this Agreement or the Letter Agreement, Farmor may farmout its interest in the Farmout Acreage to a third party subject to the following:

         (a) Should a third party seek to farm-in to an undivided working interest equal to one


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         hundred percent (100%) of Farmor's interest in the Farmout Acreage on terms that Farmor (in its sole discretion) deems to be more favorable than those set forth herein, Farmee shall have the right, but not the obligation, to farm-in up to fifty percent (50%) of Farmor's working interest by matching such favorable terms, and this Agreement and the Letter Agreement shall be amended to include such favorable terms.

         (b) Should a third party seek to farm-in to an undivided working interest greater than fifty five percent (55%), but less than one hundred percent (100%), of Farmor's interest in the Farmout Acreage on terms that Farmor (in its sole discretion) deems to be more favorable than those set forth herein, Farmor shall be allowed to enter into such transaction; provided, however, that in such event, Farmee shall have the right, but not the obligation, to maintain a farmout on the remaining interest pursuant to the terms and conditions set forth herein, and this Agreement and the Letter Agreement shall be amended accordingly to reflect Farmee's remaining interest in the Farmout Acreage.

         (c) Should a third party seek to farm-in to an undivided working interest equal to or less than fifty-five percent (55%) of Farmor's interest (but in no event shall Farmor farmout less than twenty percent (20%) of its interest to any one third party pursuant to Section 3.9(c)) in the Farmout Acreage on terms that Farmor (in its sole discretion) deems to more favorable than those set forth herein, Farmor shall be allowed to enter into such transaction; provided, however, that in such event, Farmee shall have the obligation to maintain a farmout on the remaining interest pursuant to the terms and conditions set forth herein, and this Agreement and the Letter Agreement shall be amended accordingly to reflect Farmee's remaining interest in the Farmout Acreage.

In the event that Farmor exercises its option to farmout the Farmout Acreage to a third party, final acceptance of the terms and conditions of such agreement shall be at the sole discretion of Farmor, provided, however, that any such agreement shall provide for the reimbursement by such third party of the proportionate share of all direct out-of-pocket expenses, obligations and commitments incurred by Farmee reasonably associated with the Farmout Acreage during the period of time between the execution of the Letter Agreement and the effective date of such third party's participation.

         3.10 Operatorship. Should a third party seek to farm-in to an undivided working interest equal to or greater than fifty-five percent (55%) of Farmor's interest in the Farmout Acreage, such third party shall be entitled to operatorship of the Farmout Acreage (provided that such third party is qualified by the MMS to operate in the Gulf of Mexico). In connection therewith, Farmor and Farmee agree to file any instruments, documents or agreements with any governmental agency necessary or convenient to designate such third party as operator of Farmout Acreage.

         3.11 Farmee's Right to Take In-Kind. Farmor shall receive the proceeds attributable to the Reserved ORRI until such time as Farmor, as it has the right to do, elects, from time to time, in writing to take such Reserved ORRI production in-kind. Upon thirty (30) days advance written notice to Farmee, Farmor may elect to take in-kind and separately dispose of its share of Reserved ORRI production. Farmor may, from time to time, withdraw its prior election to take



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such production in-kind by furnishing Farmee thirty (30) days advance written notification. In the event Farmor receives proceeds for its share of production under the terms of this provision, the value of said production shall be calculated on a price equal to the price Farmee receives for its share of like production, provided such price is comparable to an "arms length" transaction price (i.e., as if purchasing party is not associated with, an affiliate/parent company of, or a subsidiary of Farmee).


                                   ARTICLE IV


         4.1 Assignability of Interest in the Agreement. The terms and conditions hereof shall extend to and be binding upon the parties' successors, legal representatives and assigns.

         4.2 Commitment of Oil Production. The parties hereto commit any production from the Farmout Acreage for movement on the Poseidon Pipeline for the life of reserves on the following terms and conditions:

         (a) Subject to approval of the governing body of Poseidon Oil Pipeline Company, L.L.C. ("Poseidon"), crude oil delivered into Poseidon's existing pipeline system shall be moved by Poseidon to the terminal at Houma, Louisiana, or to the terminal at St. James, Louisiana, for a non-escalating purchase and sale differential of $1.35 per barrel or $1.40 per barrel, respectively. If Poseidon does not approve of the foregoing terms, the parties hereto will be released of any obligation to deliver oil to, or move oil on, Poseidon's pipeline system.

         (b) In the event Farmee elects to process crude oil at BP Amoco's platform on Ewing Bank, Block 826, or another location that does not have immediate access to Poseidon's existing pipeline system, Farmor and Farmee shall negotiate in good faith an arrangement whereby Farmor (or its designee) constructs a line from such platform or location to Poseidon's existing pipeline system on terms and conditions which provide an adequate rate of return on invested capital. Should Farmor and Farmee be unable to agree on the terms and conditions of such arrangement, Farmee shall, at its sole expense, construct (or cause to be constructed) such line from the processing platform or location.

         (c) If Farmee is transporting oil on the Poseidon pipeline system, Farmee shall be obligated to participate in Poseidon's market based quality bank.


         4.3 Gas Production. Manta Ray Gathering Company, L.L.C. ("Manta Ray") shall have a right of first refusal with respect to the gathering and transportation of natural gas; provided, however, that Manta Ray offers terms and conditions no less favorable than those offered by a third party.



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         4.4 Notices. Except as otherwise provided in Exhibit "B" hereof, the parties hereto agree to utilize the following addresses for any notice required under this Agreement:

El Paso Production GOM Inc.             Flextrend Development Company, L.L.C.
Four Greenway Plaza, Suite 400          1001 Louisiana Street, Suite 2600
Houston, Texas 77046                    Houston, Texas 77002
Attn.: Lynne Hackedorn                  Attn: James Lytal
Office Telephone: (713) 850-6457        Office Telephone: (713) 420-5221
Facsimile Number: (713) 402-4500        Facsimile Number: (713) 420-5602
Home Telephone:   (713) 630-0563

         4.5 Termination. This Agreement shall terminate upon: (i) the mutual agreement of the parties; (ii) failure to commence and prosecute the drilling of the Test Well within the time specified and under the terms stated in Section 2.1; (iii) failure to commence and prosecute the drilling of a Substitute Well within the time specified and under the terms stated in Section 2.2; (iv) Farmee's election pursuant to Section 2.5(b); or (v) the bankruptcy or insolvency of Farmee. In the event of termination of this Agreement, within thirty (30) days thereof, Farmee will assign or reconvey to Farmor all unearned and/or terminated rights in and to the Farmout Acreage, per the terms included herein, as the same may have previously been conveyed to Farmee.

         4.6 Further Assurances. Farmee and Farmor shall work in good faith to execute, approve, submit, and record (as applicable) any assignment instruments, unitization agreements and other documents as may be reasonably desired by Farmee or required by regulation or governmental agency to conduct operations pursuant to this Agreement. During the term of this Agreement, Farmee shall have the exclusive right to conduct earning operations on the Farmout Acreage through the rights and interests of Farmor and Farmor shall not enter into any contract or agreement providing for a farmout or other similar agreement pending completion of earning operations hereunder by Farmee; provided, however, nothing herein shall reduce, impair or hinder the right of Farmor to consummate a transaction with a third party with respect to Farmout Acreage on the terms and conditions set forth in Section 3.9.

         4.7 Tax Matters. Notwithstanding any provisions herein, the rights and liabilities hereunder are several and not joint or collective, and each party shall be responsible only for its share of the costs and liabilities incurred as provided hereunder, and this Agreement and the operations hereunder shall not constitute a partnership. For federal income tax purposes each party hereto elects to be excluded from application of all or any part of the provisions of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986 as amended, as permitted and authorized by Section 761 of said Code and the regulations promulgated thereunder.

         4.8 Applicable Law. THE CONSTRUCTION, PERFORMANCE, EXECUTION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE, WHETHER IN CONTRACT OR TORT, OF WHATSOEVER NATURE ARISING IN CONNECTION WITH AGREEMENT OR PERFORMANCE UNDER IT, INCLUDING ANY REMEDY THEREOF, SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                                   ARTICLE V

         5.1 Audit. Farmor shall have the continuing right, upon reasonable request and during normal business hours, to audit Farmee's records with respect to operations on the Farmout Acreage.

         5.2 Commencement of Drilling Operations. For the purposes of this Agreement, operations for the drilling of a well shall be deemed to have commenced on the date the well is spudded.

         5.3 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provision of this Agreement.

         5.4 References. Unless otherwise indicated, references to Article or Section numbers pertain to this Agreement, and references to Exhibits pertain to the Exhibits attached hereto and made a part hereof.

         5.5 Lease Burdens. Except as provided herein to the contrary, any assignment or reassignment of acreage tendered to Farmor pursuant to the terms hereof shall be free and clear of all lease burdens, overriding royalty interests, payments out of production or any further encumbrances in excess of or in addition to those owed as lessor's royalty under the Leases covering the Farmout Acreage that may have been created by Farmee.

         5.6 Waiver; Remedies. The parties hereto stipulate that any provision contained herein, and more specifically those providing for the termination of this Agreement or of any transfer of interest executed pursuant hereto, shall not be construed as precluding, nor shall the same preclude either party from asserting, its respective rights to damages or any other rights or remedies to which such party may be entitled. Further, that non-enforcement by either party of a remedy for any particular breach and/or violation of the provisions of this Agreement shall not constitute a waiver, nor shall the same prevent the exercise by such party of any remedy or remedies under this Agreement for any other violation or for the same violation occurring at any other time or times. Additionally, the parties hereto agree that the termination of this Agreement, in whole or in part for any reason whatsoever, shall not relieve Farmee of an obligation theretofore incurred or which may subsequently occur as a result of its acceptance of this Agreement, any operations hereunder, or the noncompliance with any of the provisions of this Agreement.

         5.7 Additional Covenants, Agreements, Terms and Conditions. The terms and conditions of Exhibit "A", attached hereto, are incorporated herein for all necessary purposes.

         5.8 Gas Contracts; Oil/Gas Calls. Farmor represents that, to the best of its knowledge, the Farmout Acreage is not subject to any binding gas contract or oil/gas call.

         5.9 Certificate of Financial Responsibility. Farmee shall reimburse Farmor for the additional out-of-pocket costs (e.g., insurance premiums) incurred by Farmor in providing evidence of oil spill financial responsibility for the Farmout Acreage, in accordance with applicable MMS regulations promulgated pursuant to the Oil Pollution Act of 1990, as amended, 33 U.S.C. Section 2701, et seq.

         5.10 Suspension of Production. Should a well drilled hereunder be completed as a well capable of producing oil and/or gas as previously provided herein, Farmee will apply for and diligently seek approval of any requisite SOP (or such other documents, applications and requisite governmental permits) covering the Farmout Acreage, if same is necessary to maintain the Leases and the Unit in full force and effect.

         5.11 Diligence of Operations. All of Farmee's operations with respect to the Test Well shall be conducted in a diligent, safe and workmanlike manner, and in accordance with all applicable federal, state and local laws and regulations.

         5.12 Assignments Subject to this Agreement. Any Assignment earned by Farmee shall be made subject to all of the terms and conditions of this Agreement, and to the Letter Agreement as herein provided.

         5.13 Force Majeure. All obligations imposed by this Agreement on each party, except for payment of money, shall be suspended and all periods of time for exercising any rights hereunder shall be extended while compliance is prevented, in whole or in part, by Force Majeure. "Force Majeure" shall mean a labor dispute; explosion; fire; storm; flood; war; civil disturbance; act of God; laws; governmental rules, regulations, orders, action or delay; inability to secure a drilling rig or materials after diligent commercially reasonable efforts; or any other similar cause beyond the reasonable control of the party claiming relief hereunder; provided, however, that such party shall promptly take all reasonable action to remove the Force Majeure, and provided further, that no party shall be required against its will to settle any labor dispute.

         5.14 Insurance. At all times while operations are being conducted hereunder, Farmee shall provide or cause to be provided insurance in accordance with EXHIBIT "C", attached hereto, and incorporated herein. Farmee shall use commercially reasonable efforts to require its contractors and subcontractors or third parties performing work on the Farmout Acreage to provide such insurance as Farmee deems to be reasonable and consistent with requirements set forth in EXHIBIT "C" in relation to the work to be performed by said contractors, subcontractors or third parties.

         5.15 Exhibits. The following Exhibits are attached hereto and made a part of this Agreement:

         Exhibit "A"   Additional Covenants, Agreements, Terms and Conditions
         Exhibit "B"   Data Requirements
         Exhibit "C"   Insurance Requirements

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

                                        FARMOR:
                                        FLEXTREND DEVELOPMENT COMPANY, L.L.C.

                                        By: /s/ JAMES H. LYTAL
                                           --------------------------------
                                           James H. Lytal
                                           President

                                        FARMEE:
                                        EL PASO PRODUCTION GOM INC.

                                        By: /s/ J.A. MILLS
                                           --------------------------------
                                           J.A. Mills
                                           Vice President

                                   EXHIBIT "A"
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
        FARMOUT AGREEMENT ("AGREEMENT") DATED EFFECTIVE OCTOBER 25, 1999,
         BETWEEN FLEXTREND DEVELOPMENT COMPANY, L.L.C., AS FARMOR, AND
                     EL PASO PRODUCTION GOM INC., AS FARMEE

             ADDITIONAL COVENANTS, AGREEMENTS, TERM AND CONDITIONS

Any term not otherwise defined in this Exhibit shall have the meaning given such term in the Agreement.

A. Rentals and Minimum Royalty Payments. Prior to the earlier of the termination of the Agreement or Farmee's earning of the assignment contemplated therein, Farmor shall pay or tender (or cause to be paid or tendered) all rentals and minimum royalties, if any, that may hereafter become due under the terms of a Lease, but shall have no liability to Farmee for failure to make any such payment or tender or to make same timely or properly; and Farmee shall, within thirty (30) days after receipt of invoice therefor, reimburse Farmor for 100% of such rentals or minimum royalties so paid or tendered and attributable to such Lease.

B. Farmout Operations. As to the Famout Acreage, "Farmout Operations" shall be defined as all operations conducted thereon or for the benefit thereof by, through or under Farmee by reason of the Agreement save and except those, if any, that (i) are conducted by, through or under Farmor under a specific right or obligation to do so as provided herein and which operations shall be performed, as between Farmor and Farmee, at Farmor's sole cost, risk and expense, or (ii) are conducted on or after the effective date of the Offshore Operating Agreement that may be entered into between Farmor and Farmee as provided herein with respect to such Farmout Acreage, which operations (and the cost, risk and expense thereof) shall be governed by the provisions of such Offshore Operating Agreement. Farmout Operations shall be performed, as between Farmor and Farmee, at Farmee's sole cost, risk and expense.

C.   Indemnification.

     (1) Farmee agrees to (i) maintain Farmor's retained overriding royalty interest in the Farmout Acreage (as applicable) free of, and (ii) RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Farmor Group (as herein defined) from and against, any and all debts, charges, liens or other like encumbrances associated with Farmout Operations. Farmee shall RELEASE, DEFEND, INDEMNIFY, and HOLD HARMLESS Farmor, its parent, subsidiary and affiliated companies, its and their joint owners, co-lessees, partners, joint venturers, and the officers, directors, agents, consultants, insurers and employees of all of the foregoing (individually and collectively referred to as the "Farmor Group") from and against any and all claims, demands, causes of action and judgments of whatsoever nature (together with all costs and fees in connection with same) arising in favor of any party (including Farmee, its employees, Farmor's employees and any other party whomsoever) for or on account of personal injury, death, or property damage, incident to or arising in connection with Farmout Operations and EXPRESSLY INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY, OF FARMOR GROUP, provided, however, that in no event shall Farmee be liable under this Paragraph C(1) for any claims, demands, causes of action or judgments that are the result of the gross negligence or willful misconduct of any member of the Farmor Group.

     (2) Farmor agrees to (i) maintain such Farmout Acreage free of, and (ii) RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Farmee Group (as herein defined) from and against, any and all debts, charges, liens or other like encumbrances associated with operations conducted on or for the benefit of such Farmout Acreage by or for any one or more of Farmor and its predecessor(s)-in-interest. Farmor shall RELEASE, DEFEND, INDEMNIFY, and HOLD HARMLESS Farmee, its parent, subsidiary and affiliated companies, its and their joint owners, co-lessees, partners, joint venturers, and the officers, directors, agents, consultants, insurers and employees of all of the foregoing (individually and collectively referred to as the "Farmee Group") from and against any and all claims, demands, causes of action and judgments of whatsoever nature (together with all costs and fees in connection with same) arising in favor of any party (including Farmor, its employees, Farmee's employees and any other party whomsoever) for or on account of personal injury, death, or property damage, incident to or arising in connection with operations by Farmor (or by Farmor's predecessor-in-interest) on the Farmout Acreage, and EXPRESSLY INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, FAULT OR STRICT LIABILITY, OF FARMEE GROUP, provided, however, that in no event shall Farmor be liable under this Paragraph C(2) for any claims, demands, causes of action or judgments that are the result of the gross negligence or willful misconduct of any member of the Farmee Group.

D. Lease Termination. Subsequent to Farmee's receipt of an Assignment in and to the Farmout Acreage, should Farmee at any time intend to release, surrender, abandon or allow to terminate (whether by nonpayment of rentals or otherwise) such rights, Farmee shall give written notice thereof to Farmor at least sixty (60) days prior to the date of any such intended release, surrender or abandonment, or the date on which same would terminate. Farmor shall, within fifteen (15) days after receipt of any such notice, notify Farmee whether or not Farmor desires to receive a reassignment of such rights. If Farmor so notifies Farmee of its desire to receive such reassignment, Farmee shall execute and deliver to Farmor such reassignment in form and substance reasonably satisfactory to Farmor. No such reassignment shall, however, relieve Farmee (1) of the obligation to plug and abandon any wells drilled by Farmee on the premises covered by such reassignment, at Farmee's sole risk and cost (unless such wells are subject to the terms of the Offshore Operating Agreement in which case Farmor and Farmee shall each bear their working interest share of said costs) and in strict accordance with all applicable laws and applicable rules, regulations and orders of governmental authorities, or (2) of any other obligation imposed upon Farmee by the Agreement, unless Farmor specifically agrees in writing to assume such obligations.

E. Lease Covenants. Except as may be otherwise specifically set forth in the Agreement, Farmee hereby assumes and agrees to comply with all applicable covenants and obligations of the Leases (including, without limitation, the payment of lessor's royalty), together with any prior assignments thereof, agreements and/or other instruments pertaining to the Farmout Acreage, insofar as such covenants and obligations relate to such lands and the rights earned thereunder by Farmee.

F. Permits and Licenses: Governmental Compliance. Farmee shall obtain and pay for all permits and licenses, if any, required for conducting Farmout Operations and performing Farmee's obligations and duties hereunder and shall comply in all material respects with all applicable laws and ordinances and all applicable governmental rules, regulations and orders in connection with qualifying for and conducting operations and performing its obligations and duties hereunder, including, without limitation, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, together with all other applicable pollution control laws, ordinances, rules, regulations and orders pertaining to the environment and applicable securities laws and regulations, including Blue Sky laws (as all of same have been or may hereafter be amended). Farmee shall also, unless exempt, comply with Executive Order 11246 (Equal Employment Opportunity) effective October 24, 1965, as same may have been heretofore or hereafter amended or superseded, together with all relevant governmental rules, regulations and orders promulgated pursuant thereto. Farmee agrees that all provisions of said laws, ordinances, rules, regulations and orders shall be deemed incorporated herein by reference and shall be binding upon Farmee to the same extent as if copied in full herein.

G. Plugging and Abandonment. Except as otherwise provided in Article II. of the Agreement or in the Offshore Operating Agreement referenced in Article
     III. of the Agreement, in the event that a well referenced herein is not capable of producing oil or gas in paying quantities, Farmee shall promptly plug and abandon the same.

H. Confidentiality. The parties agree that all geophysical, geological, engineering, technical, and production tests or other data obtained from all wells drilled under the Agreement shall be the property of the parties to the Agreement and shall be maintained as confidential information for a period of two (2) years from the effective date of the Agreement, or until such information is made public by an appropriate governmental authority, or unless all parties agree in writing to a lesser period of time. Notwithstanding any provision of the Agreement to the contrary, any party may disclose without the consent of the other party any information (1) to an outside party with which it is engaged in a bona fide negotiation to contract for gas sales agreements, (2) to a governmental agency when required by such agency, (3) to reputable financial institutions or similar entities in connection with a bona fide financial transaction, (4) to accredited engineering firms for the purpose of evaluation on a confidential basis, (5) to parent, subsidiary and affiliated companies, limited partners and any other owners of an interest in such wells, and (6) to reputable and financially responsible third parties with whom a party is engaged in a bona fide effort to (i) sell, trade or farmout all or a portion of the property subject to the Agreement, (ii) effect a merger or consolidation or other transaction in which such third party proposes to acquire all or a controlling share of the stock in a party hereto or (iii) purchase all or substantially all of the assets of a party hereto or affiliates of parties hereto; provided that any third party permitted access to confidential data shall agree in writing not to communicate such information to anyone and shall further agree to make no use of such information adverse to the parties hereto within the area covered by such information during the period of time such information remains confidential hereunder.

I. Further Assurances. From and after the execution hereof, each of the parties hereto, without further consideration, shall use commercially reasonable efforts to execute, deliver, submit, gain approvals of, and record (or cause to be executed, delivered, submitted and recorded) good and sufficient permits, designations, other regulatory documents, and instruments of conveyance and transfer (as applicable), and take such other action as may be reasonably required to carry out the purposes of the Agreement and to give effect to the covenants, stipulations and obligations of the parties hereto. Accordingly, Farmor shall provide its good faith and reasonable assistance to Farmee (i) in curing any title defects or irregularities which may be discovered during Farmee's title examination or otherwise and (ii) providing "no objection" letters and other waivers or approvals as may be required by the MMS or other regulatory body having jurisdiction over the Farmout Acreage.

J. Press Releases. It is agreed that no press releases shall be made pertaining to this Agreement or the Farmout Acreage without the mutual consent of the parties hereto, which consent shall not be reasonably withheld.

                                   EXHIBIT "B"
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
        FARMOUT AGREEMENT ("AGREEMENT") DATED EFFECTIVE OCTOBER 25,1999,
         BETWEEN FLEXTREND DEVELOPMENT COMPANY, L.L.C., AS FARMOR, AND
                     EL PASO PRODUCTION GOM INC., AS FARMEE


                               DATA REQUIREMENTS

                                   WELL NAME

                                 OCS-G 13091 #2
                              Ewing Bank Block 1003

The following information should be mailed to:

                    Flextrend Development Company, L.L.C
                    1001 Louisiana Street, Suite 2600
                    Houston, Texas 77002
                    Attention: James Lytal

Log Run Notification (24 hour notice requested)

                    James Lytal
                    Office:      (713) 420-5221
                    Telecopier:  (713) 420-5602

Log Prints, etc, (as applicable):


                    Daily Mud and MWD Logs  2 Prints
                    Final Mud Logs          4 Prints
                    Core Analysis           2 Prints
                    Lognet Prints           2 Prints
                    Field Prints            4 Prints
                    Final Prints            6 Prints


Drilling Operations

Decisions on deepening, sidetracking, casing point elections, abandonments, etc.

                    James Lytal
                    Office:       (713) 420-5221
                    Telecopier:   (713) 420-5602

                                   EXHIBIT "C"
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
        FARMOUT AGREEMENT ("AGREEMENT") DATED EFFECTIVE OCTOBER 25, 1999,
          BETWEEN FLEXTREND DEVELOPMENT COMPANY, L.L.C., AS FARMOR, AND
                     EL PASO PRODUCTION GOM INC., AS FARMEE

                             INSURANCE REQUIREMENTS

Any term not otherwise defined in this Exhibit shall have the meaning given such term in the Agreement.

To the extent of the liabilities assumed by Farmee under the attached Agreement, Farmee shall carry and maintain (or cause to be carried and maintained) the following minimum insurance coverage throughout the period of the Agreement in reliable insurance companies acceptable to Farmor:

WORKERS COMPENSATION INSURANCE to fully comply with all applicable laws of the jurisdiction where operations are performed and Employers' Liability Insurance with a minimum limit of not less than $1,000,000 each accident. Where applicable, such policy or policies shall be endorsed to include the following:

     Coverage under the U.S. Longshore and Harbor Workers' Compensation Act, including its extension for operations on Outer Continental Shelf Lands;

     Maritime Liability including, but not limited to, liability for transportation, wages, maintenance and cure, claim under the Jones Act and Death on the High Seas Act with a minimum limit of not less than $1,000,000 each accident;

     Endorsement to provide that a claim "in rem" will be treated the same as a claim "in personam"; and

     Borrowed Servant and/or Alternate Employer Endorsements.

COMPREHENSIVE GENERAL LIABILITY INSURANCE with a minimum combined single limit of not less than $1,000,000 each occurrence for bodily injury/personal injury and/or property damage. Such insurance shall include, but not be limited to Products/Completed Operations, Broad Form Property Damage Coverage and Blanket Contractual Liability Coverage to insure the indemnity and hold harmless provisions of the Agreement. If operations in any way involve vessels or maritime activities or activities on or over navigable waters, the watercraft exclusion under both the Comprehensive General and Contractual Liability coverage parts shall be deleted to the extent that coverage is not provided under a Protection and Indemnity policy.

AUTOMOBILE LIABILITY INSURANCE covering all automotive equipment (whether owned, nonowned or hired) with a minimum combined single limit of not less than $ 1,000,000 each accident for bodily injury and/or property damage.

WATERCRAFT INSURANCE. IF THE PERFORMANCE OF THE AGREEMENT REQUIRES THE USE OF WATERCRAFT, Farmee shall carry or require the owner of the watercraft to carry:

     Hull & Machinery Insurance (including Collision Liability) with minimum limits of not less than the declared value of vessels used in performing operations. Such insurance shall apply to all watercraft owned, operated, leased or chartered by Farmee (or its contractors and subcontractors, if any).

     Full Form Protection & Indemnity Insurance (including Collision Liability and Tower's Liability) with a limit of not less than $1,000,000 each accident or occurrence for all watercraft, owned, operated, leased or chartered by Farmee (or its contractors, if any). The Protection & Indemnity policy shall be endorsed as follows:

     (a) to include removal of wreck/removal of debris coverage (with a minimum limit of liability of not less than $1,000,000);

     (b) to delete any language in any policy which reduces coverage for Farmor, its parent, subsidiary and affiliated companies, its and their joint owners, co-lessees, partners, joint venturers, officers, directors, agents, consultants, insurers and employees of all of the foregoing (individually and collectively referred to as the "Farmor Insured Group") in the event of limitation of liability; and

     (c) to provide full coverage for Farmor Insured Group without regard to liability "as owner" of the vessel and to delete any "as owner" clause and any other language which limits or purports to limit the coverage afforded to an insured or an additional insured who is not a ship owner, and to include coverage for all additional insureds in any capacity in which they may be held liable.


AIRCRAFT INSURANCE. IF THE PERFORMANCE OF THE AGREEMENT REQUIRES THE USE OF AIRCRAFT, including helicopters, Farmee shall carry or require the owners of the aircraft to carry Aircraft Liability Insurance (including passengers) covering all aircraft used in performing operations with a combined single limit of not less than $1,000,000 any one accident or occurrence for bodily injury and/or property damage.

EXCESS LIABILITY INSURANCE. Excess Liability Insurance serving to increase primary limits to not less than $25,000,000 any one accident or occurrence.

OPERATOR'S EXTRA EXPENSE INDEMNITY INSURANCE including, without limitation, coverage for well control, underground blowout, redrilling expenses, removal of wreck or debris, seepage and pollution and cleanup and containment. The limit of such insurance for the joint account (to include Farmee and any and all working interest partners or joint venturers associated with Farmee in the Farmout Operations) shall never be less than $25,000,000 for any one occurrence.

GENERAL REQUIREMENTS. All insurance policies of Farmee (except for Workers Compensation coverage), including, but not limited to, those set forth in this Exhibit "C", shall include Farmor Insured Group as additional insureds with respect to operations performed under the Agreement and shall be primary to any other insurance coverage in favor of Farmor Insured Group to the extent of the specific risks and liabilities assumed by Farmee hereunder. The "owned property" exclusion contained in insurance policies maintained by Farmee shall not be applicable to Farmor Insured Group. All insurance policies, including but not limited to those set forth in this Exhibit "C", shall include a waiver of subrogation in favor of Farmor Insured Group. Prior to commencing operations under the Agreement, Farmee shall furnish Farmor with an insurance certificate or certificates as evidence of the above coverages and requirements and containing provisions that thirty (30) days prior written notice will be given to the certificate holder in the event of cancellation or material change in coverage. Neither Farmor's acceptance of an incomplete or improper certificate, nor commencement of Farmout Operations without Farmee having previously furnished to Farmor a properly completed insurance certificate shall constitute a waiver of Farmee's obligations hereunder. The insurance certificate should be mailed to the following address:

                      FLEXTREND DEVELOPMENT COMPANY, L.L.C.
                        1001 LOUISIANA STREET, SUITE 2600
                              HOUSTON, TEXAS 77002
                         ATTENTION: INSURANCE DEPARTMENT

The specification by Farmor of a minimum amount of insurance specified above shall not be considered as a limitation of Farmee's liability under the Agreement (except to the extent mandated by applicable law) nor an agreement by Farmor to assume liability in excess of said amounts or for risks not insured against. In the event that Farmee voluntarily obtains additional insurance, Farmor Insured Group shall be entitled to the benefits thereof (except to the extent mandated by applicable law).